EXHIBIT 99.1

                                  PRESS RELEASE

 EOS COMPLAINT AGAINST 3D SYSTEMS IN GERMANY DISMISSED AS WITHOUT MERIT: EOS TO
                              PAY LITIGATION COSTS

VALENCIA, Calif.--(BUSINESS WIRE)--Oct. 20, 2003--3D Systems Corp. (Nasdaq: TDSC
- News) today announced that on September 29, the Regional Court of Frankfurt-Main, Germany rejected in its entirety the complaint filed in May 2002 by EOS GmbH Electro Optical Systems against 3D Systems. EOS's complaint sought damages arising from 3D Systems' acquisition of DTM Corporation in August 2001, and alleged that the DTM purchase was not permitted under non-competition provisions in a 1997 contract between EOS and 3D Systems. Rejecting EOS's complaint, the Court's order states that the complaint was "not justified," that EOS has "no claim" against 3D Systems for breach of contract and that EOS's interpretation of the contract "makes no sense." EOS was ordered to pay the costs of litigation.

"We are very pleased that the Court in Frankfurt decided to dismiss the complaint filed by EOS. We have maintained all along that EOS's suit was without merit," said Abe Reichental, 3D Systems CEO and president. "We remain committed, dedicated and focused on delivering useful, economical, value added system solutions with clear and measured benefits to our customers. We will continue to vigorously defend our intellectual property and marketing rights in order to expand and enhance the range of innovative solutions and services we provide to our customers."

About 3D Systems

Founded in 1986, 3D Systems(R), the solid imaging company(SM), provides solid imaging products and systems solutions that reduce the time and cost of designing products and facilitate direct and indirect manufacturing. Its systems utilize patented proprietary technologies to create physical objects from digital input that can be used in design communication, prototyping, and as functional end-use parts.

3D Systems offers a wide range of imaging, communication rapid prototyping and on demand manufacturing systems including the MJM product line (InVision 3-D printer and ThermoJet(R) solid object printer), SLA(R) (stereolithography) systems, SLS(R) (selective laser sintering) systems, and Accura(R) materials (including photopolymers, metals, nylons, engineering plastics, and thermoplastics).

More information on the company is available at www.3dsystems.com, or by phoning 888/337-9786, or 661/295-5600 ext. 2882 internationally, or email
moreinfo@3dsystems.com

Note to Editors: ADM and the solid imaging company are service marks; and InVision is a trademark; and ThermoJet, SLA, SLS, Accura, 3D Systems and the 3D logo are registered trademarks of 3D Systems Inc.


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The information contained in this press release includes "forward-looking statements." The company cautions readers not to put undue reliance on forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described in this release, for the reasons, among others, discussed in our reports filed with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.


Contact:

        3D Systems Corp.
        Elizabeth Goode,
        661-295-5600, Ext. 2632
        Director Marketing
        goodee@3dsystems.com

               or

        Self & Associates
        Trudy Self,
        909-336-5685
        Investor Relations
        tmself@aol.com